R. Chris Cottone

7951 SW 6th St., Ste. 216

Plantation, Florida 33324

Tel: 954-424-2345

Fax: 954-424-2230

January 16, 2013

PERSONAL AND CONFIDENTIAL

CAM Group Inc.

Jixing Building, 151 Shengli Avenue North

Shijiazhuang, Hebei Province, P.R. China

Attn: Weiheng Cai, President

Dear Mr. Cai,

This service agreement ("Agreement") confirms the terms and conditions of the engagement of R. Chris Cottone ("Mr. Cottone") by CAM Group Inc., a Nevada corporation (the "Company") to render certain professional services to the Company in connection with the Company's compliance with United States Generally Accepted Accounting Principles (“US GAAP”) and reporting.

1.	Services. Mr. Cottone agrees to perform the following services:

(a)	Advise and assist the Company in the conversion of its financial reporting systems to a format that is consistent with US GAAP for the periods ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013;

(b)	Provide necessary consulting services and support as an international liaison for Company to its auditors regarding the consolidated financial statements;

(c)	Prepare XBRL Filings for Q1, Q2 and Q3 of 2013, and 10K of 2013, including HTML formats;

(d)	Prepare the Company’s 2012 tax return;

2.	Fees. The Company agrees to pay Mr. Cottone for its services a professional service fee ("Service Fee") of 220,000 shares of common stock of the Company upon signing this Agreement, which shall be deemed fully earned upon signing this Agreement.

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In addition to any fees that may be payable to Mr. Cottone under this letter, the Company agrees to reimburse Mr. Cottone, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Mr. Cottone’s activities under this letter.

3.	Term. The term of this Agreement shall commence on signing of this Agreement and end upon the submission of the Form 10K for the year of 2013 (the "Term"). This Agreement may be renewed upon mutual written agreement of the parties hereto. This agreement may be terminated by the Company prior to its expiration or services being rendered with 45 days prior written notice to Mr. Cottone. Any obligation pursuant to this Paragraph 3, 4 (indemnification), 5 (other matters), 6 (governing law) and 9 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement. Additionally, the parties specifically agree that in the event the Company terminates this Agreement prior to expiration of the Term, the full Service Fee shall become immediately due and payable.

4.	Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Mr. Cottone and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

5.	Matters Relating to Engagement. The Company acknowledges that Mr. Cottone has been retained solely to provide the services set forth in this Agreement. In rendering such services, Mr. Cottone shall act as an independent contractor, and any duties of Mr. Cottone arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that Mr. Cottone may perform certain of the services described herein through one or more of its affiliates.

The Company acknowledges that Mr. Cottone is a consulting firm that is engaged in providing consulting services. The Company acknowledges and agrees that in connection with the performance of Mr. Cottone's services hereunder (or any other services) that neither Mr. Cottone nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Mr. Cottone or its employees to the Company should be construed as such) and that neither Mr. Cottone nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. Mr. Cottone may retain attorneys and accountants that are for Mr. Cottone’s benefit, and Mr. Cottone may recommend a particular law firm or accounting firm to be engaged by the Company and may pay the legal expenses or accounting expenses associated

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with that referral on behalf of the Company, after full disclosure to the Company and the Company’s consent that Mr. Cottone make such payment on its behalf. However, Mr. Cottone makes no recommendation as to the outcome of such referrals. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Mr. Cottone to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Mr. Cottone to the Company. Neither Mr. Cottone nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Mr. Cottone will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (“the Information”). The Company will cooperate with Mr. Cottone and will furnish Mr. Cottone with all Information concerning the Company and any financial information or organizational or transactional information which Mr. Cottone deems appropriate, and Company will provide Mr. Cottone with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Mr. Cottone's obligations pursuant to this Agreement. The Company hereby agrees and represents that all Information furnished to Mr. Cottone pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Mr. Cottone's engagement hereunder, the Company shall promptly advise Mr. Cottone in writing. Accordingly, Mr. Cottone assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, Mr. Cottone will be using and relying upon the Information without independent verification evaluation thereof.

6. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws provisions. All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall only be heard in any competent court residing in Broward County Florida. Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Mr. Cottone shall only be brought in such courts.

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7. No Brokers. The Company represents and warrants to Mr. Cottone that there are no brokers, representatives or other persons which have an interest in compensation due to Mr. Cottone from any services contemplated herein.

8. Authorization. The Company and Mr. Cottone represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

9. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and Mr. Cottone with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

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Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Mr. Cottone for execution, which shall constitute a binding agreement as of the date first above written.

Thank you. We look forward to a mutually rewarding relationship.

R. CHRIS COTTONE (INDIVIDUALLY)

By: /s/ Chris Cottone

R. Chris Cottone

AGREED TO AND ACCEPTED

DATE: JANUARY 16, 2013

CHINA AGRICULTURE MEDIA GROUP CO., LTD

By: /s/ Cai, Weiheng

Name: Cai, Weiheng

Title: President

AGREED TO AND ACCEPTED

DATE: JANUARY 16, 2013

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify Mr. Cottone, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Mr. Cottone is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Mr. Cottone's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

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Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement

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